Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of AJS Bancorp, Inc. on Form S-1 of our report dated June 5, 2013 on the consolidated financial statements of AJS Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
June 5, 2013